fExhibit 10.4

CHEVRON PHILLIPS CHEMICAL COMPANY LP

EXECUTIVE DEFERRED COMPENSATION PLAN

(As Amended and Restated
Effective January 1, 2005)

i

ii

PREAMBLE

The purpose of the Chevron Phillips Chemical Company LP Executive Deferred Compensation Plan (the “Plan”) is to provide to key employees of the Company an opportunity to defer the receipt of incentive Bonuses and/or other compensation as a means of saving for their retirement or other purposes.

It is intended that this Plan be a plan that is an unfunded deferred compensation program maintained “for a select group of management or highly compensated employees” within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and shall be implemented and administered in a manner consistent with this intention. Thus, the Plan is subject to Title I of ERISA, but is exempt from Parts 2, 3 and 4 thereof. It is also intended that the Plan comply with the requirements of Section 409A of the Internal Revenue Code, as added by the American Jobs Creation Act of 2004 (“Section 409A”).

This Plan was originally effective as of January 1, 2001, and was amended and restated effective January 1, 2003.

The Plan is, except as otherwise set forth in the document, amended and restated effective January 1, 2005.

ARTICLE 1 - INTERPRETATION AND DEFINITIONS

1.1                               Interpretation

(a)                                  General. Unless a clear contrary intention appears, for purposes of construction of this Plan:

(i)                                     the singular number includes the plural number and vice versa;

(ii)                                  reference to any person includes such person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by the Plan, and reference to a person in a particular capacity excludes such person in any other capacity or individually;

(iii)                               reference to any gender includes the other gender;

(iv)                              reference to the Plan means the Plan or such other agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

(v)                                 reference to any law means such law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any law means that provision of such law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

(vi)                              reference in the Plan to any article, section, appendix, schedule or exhibit means such article or section thereof or appendix, schedule or exhibit thereto;

(vii)                           “hereunder”, “hereof”, and words of similar import shall be deemed references to a Plan Document as a whole and not to any particular article, section or other provision thereof;

(viii)                        “including” (and with the correlative meaning “include”) means including without limiting the generality of any description preceding such term;

(ix)                                “or” is not exclusive;

(x)                                   relative to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding;” and

(xi)                                references to days, weeks, months, quarters and years are references to such periods as determined by the Gregorian calendar.

(b)                                 Accounting Terms. Unless expressly otherwise provided, accounting terms shall be construed and interpreted, and accounting determinations and computations shall be made, in accordance with generally accepted accounting principles.

1.2                               Definitions

Wherever used herein, the following terms have the meanings set forth below, unless a different meaning is clearly required by the context:

(a)                                  “Account” means an account established for the purpose of recording amounts credited on behalf of a Participant and any income, expenses, gains, losses or distributions included thereon. The Account shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to a Participant pursuant to the Plan.

(b)                                 “Affiliated Employer” means an entity that is treated as an “Affiliated Employer” under the terms of the CPChem 401(k) Plan.

(c)                                  “AIP Bonus” means a Participant’s managerial incentive bonus approved for payment under the Annual Incentive Program of Chevron Phillips Chemical Company LLC.

(d)                                 “Base Compensation” means “Compensation” as defined in the CPChem 401(k) Plan for purposes of making pre-tax deferrals to this Plan, but including amounts deferred pursuant to Section 3.1(a) of this Plan, and disregarding the limitations imposed by section 401(a)(17) of the Code.

(e)                                  “Beneficiary” means the person or persons, trusts, estates or other entities entitled under Section 6.2 to receive benefits under the Plan upon the death of a Participant.

(f)                                    “Bonus” means any AIP Bonus, LTIP Bonus, synergy bonus or any other bonus plan or arrangement designated by the Company as eligible for deferral pursuant to the terms of this Plan.

(g)                                 “Bonus Deferral” means the portion of a Bonus payment that a Participant elects to defer in accordance with Section 3.1(b) of this Plan.

(h)                                 “Bonus Deferral Agreement” means the Deferral Agreement filed in accordance with Section 3.1 with respect to any Bonus payment.

(i)                                     “Chevron” means Chevron Corporation, or such entity as may be controlled by Chevron, that directly or indirectly holds a membership interest in the Company.

(j)                                     “Code” means the Internal Revenue Code of 1986, as amended.

(k)                                  “Company” means Chevron Phillips Chemical Company LP.

(l)                                     “Compensation Deferral” means the portion of Base Compensation that a Participant elects to defer in accordance with Section 3.1(a).

(m)                               “ConocoPhillips” means ConocoPhillips Corporation, or such entity as may be controlled by ConocoPhillips, that directly or indirectly holds a membership interest in the Company.

(n)                                 “Compensation Deferral Agreement” means the Deferral Agreement filed in accordance with Section 3.1 with respect to the Participant’s Base Compensation.

(o)                                 “CPChem 401(k) Plan” means Chevron Phillips Chemical Company LP 401(k) Savings and Profit Sharing Plan.

(p)                                 “CPChem 401(k) Plan Limits” means the limits imposed under (a) section 402(g) of the Code, (b) the actual deferral percentage test under section 401(k) of the Code, (c) the actual contribution percentage test under section 401(m) of the Code, and (d) annual addition limit under section 415(c) of the Code.

(q)                                 “DCP Committee” means two (2) or more individuals designated by the Company to oversee the administration of the Plan.

(r)                                    “Deferral Agreement” means either a Bonus Deferral Agreement or a Compensation Deferral Agreement, or both if the context so requires. A Deferral Agreement shall be a completed agreement between the Participant and the Employer under which the Participant agrees to a Bonus Deferral or a Compensation Deferral as the case may be. It also means a completed agreement between the Participant and the Employer under which the Participant selects the time and form of payment for an RPV Award and Matching Contribution. The Deferral Agreement shall be on a form prescribed by the Company and shall include any amendments, attachments or appendices.

(s)                                  “Disability” or “Disabled” means that a Participant is eligible for, and continuously receiving disability insurance payments under the Social Security Act and/or the Company’s long-term disability plan. However, for purposes of Section 7.3, “Disability” or “Disabled” means a Participant who is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.

(t)                                    “Eligible Employee” means an employee of the Employer who satisfies each of the following criteria:  (i) is determined by the Employer to be a member of a select group of management or highly compensated employees within the meaning of sections 201(2), 301(a)(3) and 401(a)(1) of ERISA; and (ii) is designated by the Employer as an employee who may participate in the Plan.

(u)                                 “Employer” means the Company and any one of the entities listed in Appendix A hereto, and any other entity which is authorized by the Company to participate in and, which in fact, does adopt the Plan in accordance with Section 12.1. The term “Employer” shall in each instance refer to any one of the foregoing entities and in no case shall refer to the entities collectively or to more than one such entity.

(v)                                 “Entry Date” means the first day of each Plan Year, or such other dates established by the DCP Committee, including, but not limited to the day immediately following the due date for the filing of any Deferral Agreement with the Company, if such dates are in accordance in Section 409A. Entry Date shall also mean the date that is thirty (30) days after the date on which a newly hired employee first becomes an Eligible Employee.

(w)                               “ERISA” means the Employee Retirement Income Security Act of 1974, as from time to time amended.

(x)                                   “Long-Term Incentive Plan” or “LTIP” means the Long-Term Incentive Plan of Chevron Phillips Chemical Company LLC.

(y)                                 “LTIP Bonus” means an amount paid to a Participant pursuant to the Long-Term Incentive Plan. An LTIP Bonus may take the form of a Relative Performance Award and/or Strategic Performance Award.

(z)                                   “Matching Contribution” means an employer contribution under this Plan that is based on the rate (the “Matching Rate”) of Matching and Profit-sharing Contributions (as such terms are defined in the CPChem 401(k) Plan) that the Employer makes to the CPChem 401(k) Plan.

(aa)                            “Participant” means any Eligible Employee who participates in the Plan in accordance with Article 2.

(bb)                          “Payment Date” means the first business day of the month following an event triggering a payment, provided that if the event occurs after the fifteenth day of a month, the “Payment Date” shall be the first business day of the second month following the event.

(cc)                            “Plan” means the Chevron Phillips Chemical Company LP Executive Deferred Compensation Plan as set forth herein and as it may be amended from time to time.

(dd)                          “Plan Year” means the 12-consecutive month period beginning January 1 and ending December 31.

(ee)                            “Relative Performance Award” means that portion of an LTIP Bonus which is based on a reward earned due to performance relative to a peer group of companies. Effective for Performance Cycles (as that term is defined in the LTIP) beginning on or after January 1, 2006, grants of Relative Performance Awards will no longer be available under the LTIP.

(ff)                                “RPV Plan” means the Relative Performance Value Plan of Chevron Phillips Chemical Company LLC.

(gg)                          “Relative Performance Value Award” or “RPV Award”  means an award under the RPV Plan that is earned due to performance relative to peer group of companies.

(hh)                          “Strategic Performance Award” means that portion of an LTIP Bonus which is based on performance measured against defined strategic objectives.

(ii)                                  “Termination of Employment” means the termination of a Participant’s employment with his or her Employer and all other Affiliated Employers that meets the definition of a “separation from service” under Section 409A.

(jj)                                  “Trust” means the trust fund (if any) established pursuant to the terms of the Plan.

(kk)                            “Trustee” means the corporation or individuals named in the agreement establishing the Trust (if any) and such successor and/or additional trustees as may be named in accordance with the Trust agreement.

(ll)                                  “Valuation Date” means the last day of the Plan Year and such other date(s) as designated by the DCP Committee.

ARTICLE 2 -  PARTICIPATION

2.1                               Date of Participation. Each Participant on the effective date of the amendment and restatement of this Plan who was an Eligible Employee and a Participant on such date shall continue as a Participant. In the case of an Employer that adopts this Plan after the effective date of the amended and restated Plan, in accordance with Section 12.1, an Eligible Employee shall become a Participant in the Plan on the first Entry Date next following such Employer’s adoption of the Plan, provided the Eligible Employee files a Deferral Agreement with the DCP Committee in accordance with Article 3. Each Eligible Employee not described in the foregoing sentences of this Section 2.1 shall become a Participant in the Plan on the Entry Date next following the date the Participant files a Deferral Agreement with the DCP Committee in accordance with Article 3. If the Eligible Employee does not file a Deferral Agreement pursuant to Article 3 prior to his or her first Entry Date, the Eligible Employee will become a Participant in the Plan as of the Entry Date next following the date the Eligible Employee files a Deferral Agreement pursuant to Article 3.

2.2                               Termination of Participation. A Participant’s participation in the Plan shall cease upon his or her Termination of Employment with the Employer for any reason or the Participant ceasing to qualify as a “management” or “highly compensated” employee within the meaning of sections 201(2), 301(a)(3) or 401(a)(1) of ERISA. In addition, the DCP Committee may terminate a Participant’s participation in the Plan at the direction of the Employer or the Employer may cease to exist or operate and may thereby terminate its participation in the Plan in accordance with Section 12.2 of this Plan, but such termination may not reduce the obligation of the Employer to the Participant below the amount to which the Participant would have been entitled under the Plan as in effect immediately prior to such termination of participation had the Plan then terminated.

ARTICLE 3 -  CONTRIBUTIONS

3.1                               Participant Contributions.

(a)                                  Each Participant may elect, in accordance with rules and procedures established by the DCP Committee and Section 409A, to defer Base Compensation otherwise payable to the Participant for the Plan Year by executing a Compensation Deferral Agreement within the time period prescribed by the DCP Committee. The Compensation Deferral Agreement will specify in whole number multiples of 1% the amount the Participant elects to defer of his Base Compensation. The maximum amount of any Base Compensation deferral that is permissible under this Section 3.1(a) shall be 50% of the Participant’s Base Compensation.

To the extent permitted by the Code and Treasury Regulations, the Deferral Agreement may, but need not, coordinate deferrals under the Plan with elective deferrals within the meaning of Section 402(g) of the Code that the Participant makes under the CPChem 401(k) Plan. This election, called the “wrap” election, provides for all the Participant’s deferrals to be first made to the Plan, and then, to the extent that the CPChem 401(k) Plan Limits permit these contributions to be made to the CPChem 401(k) Plan, they are automatically transferred to the CPChem 401(k) Plan. This election is irrevocable and the Participant cannot change his deferral elections under the CPChem 401(k) Plan for such Plan Year once this “wrap” election has been made.

(b)                                 Each Participant may elect, in accordance with rules and procedures established by the DCP Committee, to defer up to ninety-five percent (95%) of any Bonus by executing a Bonus Deferral Agreement within the time period established by the DCP Committee. The Bonus Deferral Agreement will specify in whole number multiples of 1% the amount the Participant elects to defer of his or her Bonus (and, for the LTIP Bonus, a flat dollar amount can be deferred instead). With regard to any Bonus Deferral elections relating to LTIP Bonuses which were made prior to September 1, 2003, such elections shall apply to both the Relative Performance Award and Strategic Performance Award portions of the LTIP Bonus. Effective on or after September 1, 2003, the DCP Committee, in its discretion, may permit Participants to make separate elections with respect to the Relative Performance Award and Strategic Performance Award portions of the LTIP Bonus.

(c)                                  One hundred percent (100%) of the RPV Award that any Eligible Employee may receive will be deferred automatically into the Plan. A Deferral Agreement must be timely executed and delivered to the DCP Committee no later than the date that is six (6) months before the end of the applicable “Performance Cycle” (as defined in the RPV Plan) in accordance with the Proposed Treasury Regulation section 1.409A-2(a)(7) (and any final regulations or other guidance that supersedes such Proposed Regulation) in order for a Participant to select the time and form of payment of the RPV Award under this Plan.

(d)                                 A new Deferral Agreement must be timely executed and delivered to the DCP Committee for each Plan Year during which the Participant desires to defer Base Compensation and/or Bonus. Amounts credited to a Participant’s Account prior to the effective date of a new Deferral Agreement will not be affected by any subsequent agreement or agreements and will be paid in accordance with the prior election or elections. A Participant who does not timely deliver a properly executed Deferral Agreement to the DCP Committee shall be deemed to have elected zero deferral of Base Compensation and/or Bonus for such Plan Year. Notwithstanding the maximum deferral limits set forth in Sections 3.1(a) and (b), no Participant shall be permitted to defer Base Compensation or Bonus which the DCP Committee reasonably determines is required to pay the Participant’s payroll taxes, contributions toward benefits, or other payroll obligations. Under no circumstances may a Deferral Agreement be adopted retroactively. A Participant may not revoke a Deferral Agreement for a Plan Year during such year. Notwithstanding the foregoing, if a Participant receives a hardship withdrawal from the CPChem 401(k) Plan, such Participant’s Base Compensation deferral election and Bonus deferral election (to the extent as yet unpaid) under the Plan shall be terminated for the Plan Year in which the hardship withdrawal is received.

In order to elect to defer Base Compensation and Bonuses earned during a Plan Year, a Participant must file an irrevocable Deferral Agreement with the DCP Committee before the beginning of such Plan Year. Notwithstanding the foregoing, (1) if the DCP Committee determines that a Bonus qualifies as “performance-based compensation” under Section 409A, a Participant may elect to defer a portion of the Bonus by filing a Bonus Deferral Agreement at such later time as permitted by the DCP Committee in accordance with Section 409A, and (2) in the first year in which an Employee becomes eligible to participate in the Plan, a deferral election may be made with respect to compensation for services to be performed subsequent to the election within thirty (30) days after the date the Employee becomes eligible to participate in the Plan to the extent permitted under Section 409A.

3.2                               Employer Matching Contributions. An Eligible Employee will receive a Matching Contribution allocation with respect to a Plan Year if that Eligible Employee has deferred the maximum pre-tax amount he or she is eligible to defer under the CPChem 401(k) Plan with respect to that Plan Year. The amount of this allocation shall equal the difference between (a) the Matching Rate multiplied by the Eligible Employee’s Base Compensation; and (b) the amount actually allocated to the 401(k) Plan as Matching and/or Profit-sharing Contributions on behalf of that Eligible Employee.

ARTICLE 4 -  PARTICIPANT ACCOUNT

4.1                               Individual Accounts. The DCP Committee will establish and maintain an Account for each Participant which will reflect contributions made pursuant to Section 3.1 and, if applicable, Section 3.2 along with earnings, expenses, gains and losses credited thereto, attributable to the investments made with the amounts in the Participant’s Account as provided in Article 5. The amount a Participant elects to defer pursuant to Section 3.1(a) and 3.1(b) shall be credited ratably to the Participant’s Account at the time the Base Compensation and/or Bonus would otherwise have been payable to the Participant but for his or her election to defer. Contributions made in accordance with Section 3.1(c) shall be credited to the Participant’s Account at the time the RPV Award becomes payable to the Participant. Contributions made in accordance with Section 3.2 shall be credited to the Participant’s Account at such time as the Employer, in its sole discretion, determines. The DCP Committee will establish and maintain such other accounts and records as it decides in its discretion to be reasonably required or appropriate to discharge its duties under the Plan.

ARTICLE 5 -  INVESTMENT OF CONTRIBUTIONS

5.1                               Adjustment of Accounts. The amount in a Participant’s Account shall be adjusted for hypothetical investment earnings or losses in an amount equivalent to the gains or losses reported by the measuring fund or funds selected by the Participant or Beneficiary from among the measuring funds designated by the Company for this purpose. A Participant may, in accordance with rules and procedures established by the DCP Committee, change the measuring fund or funds to be used for the purpose of calculating future hypothetical investment adjustments to the Participant’s Account. The Account of each Participant shall be adjusted as of each Valuation Date to reflect:  (a) the hypothetical investment earnings and/or losses described above; (b) Compensation Deferrals; (c) Bonus Deferrals; (d) RPV Awards; (e) Matching Contributions; and (f) distributions from the Account.

ARTICLE 6 -  RIGHT TO BENEFITS

6.1                               Vesting.

(a)                                  A Participant, at all times, has a 100% nonforfeitable interest in the amounts credited to his Account attributable to Compensation and Bonus Deferrals. Amounts credited to a Participant’s Account attributable to Matching Contributions shall vest only pursuant to such provisions as apply to the vesting of rights to Matching Contributions and Profit-sharing Contributions under the CPChem 401(k) Plan. If the Participant terminates employment prior to having three (3) years of vesting service under the CPChem 401(k) Plan, then such Participant shall forfeit the entire portion of the Participant’s Account attributable to Matching Contributions (and deemed earnings and losses thereon).

(b)                                 A Participant has a 100% nonforfeitable interest in amounts credited to his Account attributable to RPV Awards (i) upon disability (as that term is defined in the RPV Plan), or (ii) upon the Participant’s termination of service (as that term is defined in the RPV Plan) due to retirement (as that term is defined in the RPV Plan), layoff, transfer to Chevron or ConocoPhillips, or death. If a Participant terminates employment for any reason other than retirement, layoff, transfer to a Chevron or ConocoPhillips, or death, the Participant shall forfeit the entire portion of the Participant’s Account attributable to RPV Awards (and deemed earnings and losses thereon). Notwithstanding the foregoing, any Participant who is a Participant in the RPV Plan as of January 1, 2006 will become fully vested in the entire portion of his Account attributable to RPV Awards (and deemed earning and losses thereon) upon his Termination of Employment, without regard to the cause of the Termination of Employment.

6.2                               Death. If a Participant dies before the distribution of his or her Account has commenced, or before such distribution has been completed, the Participant’s designated Beneficiary or Beneficiaries will be entitled to receive the balance or remaining balance of his or her vested Account, plus any amounts thereafter credited to his or her Account. Distribution to the Beneficiary or Beneficiaries will be made in a lump sum on the Payment Date following the Participant’s death.

A Participant may designate a Beneficiary or Beneficiaries, or change any prior designation of Beneficiary or Beneficiaries by giving notice to the DCP Committee on a form designated by the DCP Committee. If more than one person is designated as the Beneficiary, their respective interests shall be as indicated on the designation form. However, if the Participant is married at the time benefits commence (or upon his death), he must have obtained spousal consent to any non-spouse Beneficiary to become effective.

A copy of the death notice or other sufficient documentation must be filed with and approved by the DCP Committee. If upon the death of the Participant there is, in the opinion of the DCP Committee, no designated Beneficiary for part or all of the Participant’s vested Account (or the designation is not effective because no spousal consent has been provided), such amount will be paid to the Participant’s surviving spouse or, if none, to his or her estate (such spouse or estate shall be deemed to be the Beneficiary for purposes of the Plan). If a Beneficiary dies after benefits to such Beneficiary have commenced, but before they have been completed, and, in the opinion of the DCP Committee, no person has been designated to receive such remaining benefits, then such benefits shall be paid to the deceased Beneficiary’s estate. In determining whether any person named as a Beneficiary is living at the time of a Participant’s death, if such person and the Participant died in a common disaster and there is insufficient evidence to determine which person died first, then it shall be deemed that the Beneficiary died first.

ARTICLE 7 -  DISTRIBUTION OF BENEFITS

7.1                               Amount of Benefits. The vested value of a Participant’s Account shall constitute the basis for the value of benefits payable to the Participant under the Plan.

7.2                               Determination of Method of Distribution to Participants. Distributions under the Plan to a Participant shall be made in a lump sum in cash or under a systematic withdrawal plan of installments made not less frequently than annually, in cash, over a five (5), ten (10), or fifteen (15) year period certain. Distributions shall commence upon (a) the Payment Date following the Participant’s Termination of Employment, (b) the Payment Date following the Participant’s one year anniversary of his Termination of Employment, or (c) a date certain after the completion of a deferral period of at least two (2) years (provided, however, that Section 7.2(c) shall not be available for RPV Award distributions). Subject to Section 7.5, the Participant will request the time and method of distribution of benefits in accordance with the rules established by the DCP Committee and Section 409A. If the Participant does not properly request the time or method of distribution, the time and method shall be a lump sum upon the Payment Date following his Termination of Employment.

Notwithstanding the foregoing, a transfer of employment to ConocoPhillips or Chevron shall not be deemed to constitute a “Termination of Employment” until such subsequent Termination of Employment from ConocoPhillips or Chevron. In such case, payments to the Participant under this Plan shall be made in the form elected under the Deferral Agreement and commence on the Payment Date elected above, if permitted by Section 409A and the applicable guidance thereunder; otherwise, payments shall commence as of the Payment Date following the Participant’s two (2) year anniversary of his Termination of Employment from the Employer.

A Participant may make one or more subsequent elections to change the time or form of a distribution for a deferred amount, but any such election made on or after January 1, 2006 shall be effective only if the following conditions are satisfied:

(i)                                     The election may not take effect until at least twelve (12) months after the date on which the election is made;

(ii)                                  A distribution may not be made earlier than at least five (5) years from the date the distribution would have otherwise been made (or commenced to be made for installments); and

(iii)                               In the case of an election to change the time or form of a distribution under Section 7.2(c), the election must be made at least twelve (12) months before the date of the first scheduled distribution.

7.3                               Distribution on Disability. Notwithstanding the provisions of Section 7.2, a Participant will receive distributions due to becoming Disabled. Distributions under the Plan to a Disabled Participant shall be made in a lump sum in cash or under a systematic withdrawal plan of installments made not less frequently than annually, in cash, over a five (5), ten (10), or fifteen (15) year period certain as initially elected pursuant to Section 7.2. Distributions shall commence upon (a) the Payment Date following Disability if the Participant elected Section 7.2(a) above, (b) the Payment Date following the Participant’s one year anniversary of his Disability if the Participant elected Section 7.2(b) above, or (c) a date certain if the Participant elected Section 7.2(c) above. If the Participant does not properly elect the time or method of distribution under Section 7.2, the time and method shall be a lump sum upon the Payment Date following his Disability.

7.4                               Notice to Trustee. If amounts are held pursuant to a Trust, the DCP Committee will notify the Trustee in writing whenever any Participant or Beneficiary is entitled to receive benefits under the Plan. The DCP Committee’s notice shall indicate the form, amount and frequency of benefits that such Participant or Beneficiary shall receive in accordance with Section 7.2 or 7.3.

7.5                               Unforeseeable Emergency. Notwithstanding the provisions of Section 7.2, a Participant may request a distribution due to an unforeseeable emergency in accordance with Section 409A. Specifically, an Unforeseeable Emergency is defined as a severe financial hardship of the Participant resulting from:

(a)                                  An illness or accident of the Participant, the Participant’s spouse or the Participant’s dependent (as defined in Code section 152(a));

(b)                                 The loss of the Participant’s property due to casualty; or

(c)                                  Other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

The request for such a distribution must be in writing and must be submitted to the DCP Committee along with evidence that the circumstances constitute an unforeseeable emergency and must comply with any other requirements imposed by Section 409A and applicable guidance thereunder. The DCP Committee has the discretion to require whatever evidence it deems necessary to determine whether a distribution shall be made. The amounts distributed with respect to an Unforeseeable Emergency may not exceed the amounts necessary to satisfy such unforeseeable emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship) or by cessation of deferrals under the Plan. The distribution will be made in the form of a single lump sum. If a Participant who has commenced receiving installment payments requests and is granted an Unforeseeable Emergency distribution, the DCP Committee will accelerate the payments into a single lump sum, provided the lump sum does not exceed the amount reasonably necessary to satisfy the Unforeseeable Emergency.

7.6                               Cashouts of Amounts Not Exceeding $10,000. Any other provision of this Article 7 notwithstanding, if the vested portion of a Participant’s Account equals $10,000 or less on the date of the Participant’s Termination of Employment or Disability, then the Company will distribute such amount to the Participant in a single lump sum in cash upon the Payment Date following his Termination of Employment or Disability.

7.7                               Effect of Early Taxation. If a portion of the Participant’s Account balance is includible in income under Section 409A, such portion shall be distributed immediately to the Participant.

7.8                               Permitted Delays. Notwithstanding the foregoing, any payment to a Participant under the Plan may be delayed upon the DCP Committee’s determination that one or more of the following events may occur:

(a)                                  The Employer’s deduction with respect to such payment otherwise would be limited or eliminated by application of Code section 162(m);

(b)                                 The making of the payment would violate a term of a loan agreement to which the Company or one of its Affiliated Employers is a party, or other similar contract to which the Company or one of its Affiliated Employers is a party, and such violation would cause material harm to the Company or one of its Affiliated Employers; or

(c)                                  The making of the payment would violate Federal securities laws or other applicable law;

provided, that any payment subject to this Section 7.7 shall ultimately be paid in accordance with Section 409A.

7.9                               Adjustment for Investment Experience. If any distribution under this Article 7 is not made in a single payment, the amount remaining in the Account after the distribution will be subject to adjustment until distributed to reflect the income and gain or loss on the investments in which such amount is treated as invested.

ARTICLE 8 -  AMENDMENT AND TERMINATION

8.1                               Amendment by the Company. The Company reserves the authority to amend the Plan by executing an amendment or restatement of the Plan. Except as otherwise specified, such changes are to be effective on the effective date of such amendment or restated Plan document. Any such change notwithstanding, the Participant’s Account shall not be reduced by such change below the amount to which the Participant would have been entitled if he or she had voluntarily left the employ of the Employer immediately prior to the date of the change. In addition, the Company may from time to time make any amendment to the Plan that may be necessary to satisfy the Code or ERISA.

8.2                               Retroactive Amendments. An amendment made by the Company in accordance with Section 8.1 may be made effective on a date prior to the first day of the Plan Year in which it is adopted if such amendment is necessary or appropriate to enable the Plan and Trust to satisfy the applicable requirements of the Code or ERISA or to conform the Plan to any change in federal law or to any regulations or ruling thereunder. Any retroactive amendment by the Company shall be subject to the provisions of Section 8.1.

8.3                               Plan Termination. The Plan has been adopted with the intention and expectation that it will be continued indefinitely. Each Employer, however, reserves the right to terminate the Plan, in accordance with Section 12.2, with respect to all or certain of its participating Eligible Employees. However, each Employer has no obligation or liability whatsoever to maintain the Plan for any length of time and may discontinue contributions under the Plan or terminate the Plan at any time by written notice delivered to the Trustee without any liability hereunder for any such discontinuance or termination.

8.4                               Distribution upon Termination of the Plan. Upon termination of the Plan, or as to any particular Employer, no further contributions shall be made under the Plan, but the Participant’s Account maintained under the Plan at the time of termination shall continue to be governed by the terms of the Plan until paid out in accordance with the terms of the Plan.

ARTICLE 9 -  THE TRUST

9.1                               Establishment of Trust. The Company may establish a Trust between the Company and the Trustee, in accordance with the terms and conditions as set forth in a separate agreement, under which any contributions to the Trust are held, administered and managed, subject to the claims of the Company’s creditors in the event of the Company’s insolvency, until paid to the Participant and/or his Beneficiaries specified in the Plan. Such a Trust will be intended to be treated as a grantor trust under the Code, and the establishment of the Trust shall not cause any Participant to realize current income on amounts contributed thereto.

9.2                               Investment of Trust Funds. Any amounts contributed to the Trust by the Employer shall be invested by the Trustee in accordance with the provisions of the Trust and the instructions of the Company. Trust investments need not reflect the hypothetical investments selected by Participants under Section 5.1 for the purpose of adjusting Accounts and the earnings or investment results of the Trust shall not affect the hypothetical investment adjustments to Participant Accounts under the Plan.

9.3                               Information Between Employer and Trustee. The Employer agrees to furnish the Trustee, and the Trustee agrees to furnish the Employer with such information relating to the Plan and Trust as may be required by the other in order to carry out their respective duties hereunder, including without limitation information required under the Code or ERISA and any regulations issued or forms adopted thereunder.

ARTICLE 10 -  MISCELLANEOUS

10.1                        Unsecured General Creditor of the Employer. Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of the Employer. For purposes of the payment of benefits under the Plan, any and all of the Employer’s assets shall be, and shall remain, the general, unpledged, unrestricted assets of the Employer. Each Employer’s obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.

10.2                        Employer’s Liability. Each Employer’s liability for the payment of benefits under the Plan shall be defined only by the Plan and/or by the Deferral Agreements entered into between a Participant and the Employer. An Employer shall have no obligation or liability to a Participant under the Plan except as provided by the Plan and/or a Deferral Agreement or agreements. An Employer shall have no liability to Participants employed by other Employers.

10.3                        Limitation of Rights. Neither the establishment of the Plan and the Trust, nor any amendment thereof, nor the creation of any fund or account, nor the payment of any benefits, will be construed as giving to the Participant or any other person any legal or equitable right against the Employer, DCP Committee, Company or Trustee, except as provided herein; and in no event will the terms of employment or service of the Participant be modified or in any way affected hereby.

10.4                        No Assignment of Benefits.

(a)                                  The benefits provided under this Plan may not be alienated, assigned, transferred, pledged or hypothecated by any person, at any time, to any person whatsoever. Except as provided below, the benefits shall be exempt from the claims of creditors or other claimants and from all orders, decrees, levies, garnishment or executions to the fullest extent allowed by law.

(b)                                 Notwithstanding the preceding, benefits payable under the Plan shall be paid to the Participant, the Participant’s spouse or the Participant’s Beneficiary in accordance with the provisions of this Plan except to the extent that such benefits are required to be paid to an alternate payee under the provisions of a qualified domestic relations order (a “QDRO”) which satisfies the requirements of section 414(p) of the Code. The provisions set forth in the CPChem Retirement Plan applicable to QDROs shall apply to the determination of whether any such order satisfies the requirements of section 414(p) of the Code. Further, such QDROs shall be administrated in accordance with the rules set forth in the CPChem Retirement Plan, the provisions of which are hereby incorporated by reference; provided, however, a benefit shall be payable to an alternate payee under this Plan only at the time payment of the Participant’s benefit commences under this Plan pursuant to Article 7. Neither this Plan, the DCP Committee, the Affiliated Employers nor the Company shall be liable in any manner to any person, including the Participant, Participant’s spouse, or Participant’s Beneficiary, for complying with any such court order or judgment.

10.5                        Facility of Payment. If the DCP Committee determines, on the basis of medical reports or other evidence satisfactory to the DCP Committee, that the recipient of any benefit payments under the Plan is incapable of handling his affairs by reason of minority, illness, infirmity or other incapacity, the Employer may disburse (or the Company may direct the Trustee to disburse, if applicable) such payments to a person or institution designated by a court which has jurisdiction over such recipient or a person or institution otherwise having the legal authority under State law for the care and control of such recipient. The receipt by such person or institution of any such payments therefore, and any such payment to the extent thereof, shall discharge the liability of the Employer or the Trust for the payment of benefits hereunder to such recipient.

10.6                        Notices. Any notice or other communication in connection with the Plan shall be deemed delivered in writing if addressed as provided below and if either actually delivered at said address or, in the case of a letter, five business days shall have elapsed after the same shall have been deposited in the United States mails, first-class postage prepaid and registered or certified.

If it is sent to the Employer or the Company, it will be at the address specified by the Employer. If it is sent to the Trustee, it will be sent to the address set forth in the Trust agreement; or, in each case at such other address as the addressee shall have specified by written notice delivered in accordance with the foregoing to the addressor’s then effective notice address.

10.7                        Governing Law. The Plan will be construed, administered and enforced according to ERISA, and to the extent not preempted thereby, the laws of the State of Texas.

10.8                        Successors and Mergers, and/or Consolidation. The terms and conditions of this Plan shall inure to the benefit of and bind the Employer and the Participants, their successors, assignees, and personal representatives. If substantially all of the stock, assets or partnership interests of the Employer are acquired by another corporation or entity or if the Employer is merged into, or consolidated with another corporation or entity, then the obligations created hereunder shall be obligations of the acquirer or successor corporation or entity, without the requirement of further action by the acquirer or successor corporation or entity.

10.9                        Employment Not Affected by the Plan. Neither the establishment of this Plan, or any modification thereof, nor the payment of any benefit shall be construed as giving any Participant or any other person any legal or equitable right against the Employer, nor as giving any Employee or Participant the right to be retained in the employ of the Employer. All Employees shall remain subject to discharge to the same extent as if this Plan had never been adopted.

10.10                 Severability. In the event any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions of this

Plan, which shall be fully severable, and this Plan shall be construed and enforced as if said illegal or invalid provisions had never been inserted.

ARTICLE 11 -  PLAN ADMINISTRATION

11.1                        Powers and Responsibilities of the DCP Committee. The DCP Committee has the full power and the full responsibility to administer the Plan in all of its details, subject, however, to the applicable requirements of ERISA. The DCP Committee’s powers and responsibilities include, but are not limited to, the following:

(a)                                  To make and enforce such rules and regulations as it deems necessary or proper for the efficient administration of the Plan;

(b)                                 To interpret the Plan, its interpretation thereof in good faith to be final and conclusive on all persons claiming benefits under the Plan;

(c)                                  To administer the review procedures specified in Section 11.2;

(d)                                 To comply with the reporting and disclosure requirements of Part 1 of Subtitle B of Title I of ERISA; and

(e)                                  To retain counsel, employ agents, and provide for such clerical, accounting and consulting services as they may require in carrying out the provisions of the Plan; and may allocate among themselves or delegate to other persons all or such portion of their duties under the Plan as they in their sole discretion, shall decide. Each member of the DCP Committee shall be fully justified in relying upon or acting in good faith upon any opinion, report, or information furnished in connection with the Plan by any accountant, counsel, or other specialist so retained (including financial officers of the Company, whether or not such persons are Participants in the Plan).

The DCP Committee’s interpretation and construction of the provisions of the Plan and rules and regulations adopted by the DCP Committee shall be final. No member of the DCP Committee shall be liable for any action taken, or determination made, in respect of the Plan in good faith. Notwithstanding any other provision of the Plan, the Plan shall be interpreted, operated and administered in accordance with Section 409A.

11.2                        Claims and Review Procedures.

(a)                                  Filing a Claim. A Participant or his authorized representative may file a claim for benefits under the Plan. Any claim must be in writing and submitted to the DCP Committee at such address as may be specified from time to time. Claimants will be notified in writing of approved claims, which will be processed as claimed. A claim is considered approved only if its approval is communicated in writing to a claimant.

(b)                                 Denial of Claim. In the case of the denial of a claim respecting benefits paid or payable with respect to a Participant, a written notice will be furnished to the claimant within ninety (90) days of the date on which the DCP Committee receives the claim. If special circumstances (such as for a hearing) require a longer period, the claimant will be notified in writing, prior to the expiration of the ninety (90) day period, of the reasons for an extension of time; provided, however, that no extensions will be permitted beyond ninety (90) days after the expiration of the initial ninety (90) day period.

(c)                                  Reasons for Denial. A denial or partial denial of a claim will be dated and signed by the DCP Committee and will clearly set forth:

(i)                                     the specific reason or reasons for the denial;

(ii)                                  specific reference to pertinent Plan provisions on which the denial is based;

(iii)                               a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(iv)                              an explanation of the procedure for review of the denied or partially denied claim set forth below, including the claimant’s right to bring a civil action under ERISA section 502(a) following an adverse benefit determination on review.

(d)                                 Review of Denial. Upon denial of a claim, in whole or in part, a claimant or his duly authorized representative will have the right to submit a written request to the DCP Committee for a full and fair review of the denied claim by filing a written notice of appeal with the DCP Committee within sixty (60) days of the receipt by the claimant of written notice of the denial of the claim. A claimant or the claimant’s authorized representative will have, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits and may submit issues and comments in writing. The review will take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

If the claimant fails to file a request for review within sixty (60) days of the denial notification, the claim will be deemed abandoned and the claimant precluded from reasserting it. If the claimant does file a request for review, his request must include a description of the issues and evidence he deems relevant. Failure to raise issues or present evidence on review will preclude those issues or evidence from being presented in any subsequent proceeding or judicial review of the claim.

(e)                                  Decision Upon Review. The DCP Committee will provide a prompt written decision on review. If the claim is denied on review, the decision shall set forth:

(i)                                     the specific reason or reasons for the adverse determination;

(ii)                                  specific reference to pertinent Plan provisions on which the adverse determination is based;

(iii)                               a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits; and

(iv)                              a statement describing any voluntary appeal procedures offered by the Plan and the claimant’s right to obtain the information about such procedures, as well as a statement of the claimant’s right to bring an action under ERISA section 502(a).

A decision will be rendered no more than sixty (60) days after the DCP Committee’s receipt of the request for review, except that such period may be extended for an additional sixty (60) days if the DCP Committee determines that special circumstances (such as for a hearing) require such extension. If an extension of time is required, written notice of the extension will be furnished to the claimant before the end of the initial sixty (60) day period.

(f)                                    Finality of Determinations; Exhaustion of Remedies. To the extent permitted by law, decisions reached under the claims procedures set forth in this Section shall be final and binding on all parties. No legal action for benefits under the Plan shall be brought unless and until the claimant has exhausted his remedies under this Section. In any such legal action, the claimant may only present evidence and theories, which the claimant presented during the claims procedure. Any claims, which the claimant does not in good faith pursue through the review stage of the procedure, shall be treated as having been irrevocably waived. Judicial review of a claimant’s denied claim shall be limited to a determination of whether the denial was an abuse of discretion based on the evidence and theories the claimant presented during the claims procedure.

(g)                                 Limitations Period. Any suit or legal action initiated by a claimant under the Plan must be brought by the claimant no later than one year following a final decision on the claim for benefits by the DCP Committee. The one-year limitation on suits for benefits will apply in any forum where a claimant initiates such suit or legal action.

11.3                        Plan Administrative Costs. All reasonable costs and expenses (including legal, accounting, and employee communication fees) incurred by the DCP Committee and the Trustee in administering the Plan and Trust shall, unless allocable to the Accounts of particular Participants, be charged against the Accounts of all Participants on a pro rata basis or in such other reasonable manner as may be directed by the DCP Committee. Notwithstanding the foregoing, the Employer may, in its sole discretion, elect to pay all such reasonable costs and expenses.

ARTICLE 12 -  PARTICIPATING EMPLOYERS

12.1                        Adoption of the Plan. As of January 1, 2005, each entity listed on Appendix A is an Employer. In addition, this Plan may be adopted by additional Employers provided that any such adoption is with the approval of the Company. Any adoption of this Plan by an additional Employer shall be pursuant to such authority as is required by such Employer’s governing body, a copy of which shall be filed with the Company.

12.2                        Termination of Plan Participation. Each Employer may cease to participate in the Plan with respect to its Employees by executing a resolution adopted pursuant to such authority as is required by such Employer’s governing body, provided, however, that such termination may not reduce the obligation of the Employer to any Participant below the amount to which the Participant would have been entitled under the Plan as in effect immediately prior to the Employer’s termination of Plan participation. A copy of such resolution shall be filed with the Company.

IN WITNESS WHEREOF, the Company by its duly authorized officer(s), has caused the Plan to be amended and restated on the

24 day of February, 2006.

Chevron Phillips Chemical Company LP

By:	/s/ James L. Gallogly

Title:	President and Chief Executive Officer

APPENDIX A

Participating Employers

In addition to the Company, Chevron Phillips International Corporation is an “Employer” within the meaning of Section 1.2(u) of the Plan. In addition, such other participating employers may be designated in accordance with rules prescribed by the Company.